EXHIBIT 4.02

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, NV  89701-4620
(775) 684-5708
Website: www.nvsos.gov

Certificate of Designation (Pursuant to NRS 78.1955)

Certificate of Designation for
Nevada Profit Corporations
(Pursuant to NRS78.1955)

1.           Name of corporation:

Revonergy Inc.

2.           By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

See attached Revonergy Inc. Designation of Rights, Privileges, and Prefernces of Series A Redeemable Preferred Stock.

3.           Effective date of filing:  (optional)

4.           Signature:  (required)

/s/ Ravi K. Daswani
Signature of Officer

REVONERGY INC.

DESIGNATION OF RIGHTS, PRIVILEGES, AND PREFERENCES OF
SERIES A REDEEMABLE PREFERRED STOCK

Pursuant to the provisions of Nevada Revised Statutes, §§ 78.195 and 78.1955, the undersigned corporation, Revonergy Inc. (the “Corporation”), hereby adopts the following Designation of Rights, Privileges, and Preferences of Series A Redeemable Preferred Stock (the “Designation”):

FIRST:  The name of the Corporation is Revonergy Inc.

SECOND:  The following resolution establishing a series of preferred stock designated as the “Series A Redeemable Preferred Stock,” consisting of 50,000 shares, par value $0.001, was duly adopted by the board of directors of the Corporation on September 7, 2010, in accordance with the articles of incorporation of the Corporation and the corporation laws of the state of Nevada:

RESOLVED, there is hereby created a series of preferred stock of the Corporation to be designated as the “Series A Redeemable Preferred Stock,” consisting of 50,000 shares, par value $0.001 (referred to herein as the “Preferred Stock”), with the following powers, preferences, rights, qualifications, limitations, and restrictions:

1.           Liquidation.

1.01           In the event of any voluntary or involuntary liquidation (whether complete or partial), dissolution, or winding up of the Corporation, the holders of the Preferred Stock shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, whether from capital, surplus, or earnings, an amount per share in cash equal to the original issuance price per share, plus all accumulated but unpaid dividends, subject to the priority distribution required respecting any issued and outstanding shares of any series of preferred stock authorized prior to the date hereof.  No distribution shall be made on any common stock or other subsequent series of preferred stock of the Corporation by reason of any voluntary or involuntary liquidation (whether complete or partial), dissolution, or winding up of the Corporation unless each holder of any Preferred Stock shall have received all amounts to which such holder shall be entitled under this subsection 1.01.

1.02           If on any liquidation (whether complete or partial), dissolution, or winding up of the Corporation, the assets of the Corporation available for distribution to holders of Preferred Stock and any other stock ranking as to any such distribution on a parity with the Preferred Stock shall be insufficient to pay the holders of outstanding Preferred Stock or such other stock the full amounts to which they otherwise would be entitled under subsection 1.01, the assets of the Corporation available for distribution to holders of Preferred Stock or such other stock shall be distributed to them pro rata on the basis of the full respective preferential amounts to which they are entitled.

2.           Voting Rights.  The Preferred Stock shall not be voted on any matter submitted to the stockholders for consideration, except to the extent that the consent of the holders of the Preferred Stock, voting as a class, is specifically required by the provisions of the corporation laws of the state of Nevada, as now existing or as hereafter amended.  Notwithstanding the foregoing, the holders of the Preferred Stock shall vote as a separate class on any resolution proposed for adoption by the stockholders of the Corporation that seeks to: (a) authorize, create, or issue, or increase the authorized or issued amount, of any class or series of stock ranking senior to the Preferred Stock with respect to the payment of dividends or the distribution of assets upon dissolution, liquidation, or winding up of the Corporation or that may be convertible into any class of shares ranking senior to the Preferred Stock as regards to participation in dividends or the distribution of assets on dissolution, liquidation, or winding up; or (b) amend, alter, or repeal the provisions of the Corporation’s articles of incorporation or this Designation, so as to adversely affect any right, preference, privilege, or voting power of the Preferred Stock or the holders thereof.  In addition, without the approval of holders of at least a majority of the issued and outstanding shares of Preferred Stock, the Corporation shall not become subject to any restriction on the Preferred Stock other than restrictions arising under the general corporation laws of the state of Nevada or existing under the articles of incorporation of the Corporation as in effect on the date of this Designation.  When entitled to vote in accordance with the foregoing, each holder of Preferred Stock shall be entitled to one vote for each share of such Preferred Stock.

3.           Dividends.  The holders of the then-outstanding shares of Preferred Stock shall be entitled to receive, in preference to the holders of any other shares of capital stock of the Corporation, cumulative dividends on the original purchase price per share at an annual rate of 15%, when and as if they may be declared by the board of directors out of funds legally available therefor (the “Series A Dividends”).  The Series A Dividends shall accrue on the Preferred Stock commencing on the date of original issuance thereof.  All Series A Dividends shall be cumulative, whether or not earned or declared and whether or not there are profits, surplus, or other funds of the Corporation legally available for the payment of dividends.  Dividends paid on shares of Preferred Stock in an amount less than the total amount of such dividends at the time accumulated and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding.  Unless full cumulative dividends on the Preferred Stock have been paid, or declared and sums set aside for the payment thereof, dividends, other than in common stock, $.001 par value per share (“Common Stock”), or other securities of a class or series of stock of the Corporation the terms of which do not expressly provide that it ranks senior to or on a parity with the Preferred Stock as to dividend distributions and distributions upon the liquidation, winding-up, and dissolution of the Corporation, may not be paid, or declared and sums set aside for payment thereof, and other distributions may not be made upon the Common Stock or other shares of capital stock of the Corporation.

4.           Redemption.

4.01           Subject to the requirements and limitations of the corporation laws of the state of Nevada, the Corporation shall have the right to redeem shares of Preferred Stock on the terms and conditions provided in this section 4.

4.02           Shares of Preferred Stock are subject to redemption by the Corporation at any time after the date of issuance thereof.

4.03           The Corporation shall provide written notice of redemption to the holders of the Preferred Stock on not less than five days’ written notice specifying the date on which the Preferred Stock shall be redeemed (the “Redemption Date”).  The Corporation may redeem a portion or all of the issued and outstanding shares of Preferred Stock; provided, that in the event that fewer than all of the outstanding shares of Preferred Stock are redeemed, such redemption shall be pro rata determined on the basis of the number of shares of Preferred Stock held by each holder reflected on the stock records and the total number of shares of Preferred Stock outstanding.

4.04           The redemption consideration for each share of Preferred Stock shall be the original purchase price per share, plus any accumulated but unpaid dividends, plus the premium payable pursuant to subsection 4.05, if any.

4.05           The Corporation shall pay a premium upon redemption for Preferred Stock redeemed within three years of issuance, as follows:

(a)           Preferred Stock redeemed within one year of issuance shall receive a 30% premium on the original purchase price upon redemption;

(b)           Preferred Stock redeemed more than one year after issuance, but within two years shall receive a 20% premium on the original purchase price upon redemption; and

(c)           Preferred Stock redeemed more than two years after issuance, but within three years shall receive a 10% premium on the original purchase price upon redemption.

4.06           Redemption of the Preferred Stock shall be made in the following manner:

(a)           The Corporation shall notify the holders of the Preferred Stock of the Corporation’s intent to redeem the Preferred Stock.  Such notice shall include a statement of the number of shares of Preferred Stock to be redeemed and the manner in which the redemption consideration is to be paid.

(b)           On the Redemption Date, all shares of Preferred Stock subject to redemption shall be automatically redeemed.  The holder of any shares of Preferred Stock so redeemed shall be required to tender the certificates representing such shares, duly endorsed, to the Corporation or its agent in exchange for delivery of the redemption consideration.

5.           Additional Provisions

5.01           No change in the provisions of the Preferred Stock set forth in this Designation affecting any interests of the holders of any shares of Preferred Stock shall be binding or effective unless such change shall have been approved or consented to by the holders of a majority of the Preferred Stock in the manner provided in the corporation laws of the state of Nevada, as the same may be amended from time to time.

5.02           A share of Preferred Stock shall be transferable only on the books of the Corporation maintained at its principal office on delivery thereof, duly endorsed by the holder or by holder’s duly authorized attorney or representative or accompanied by proper evidence of succession, assignment, or authority to transfer.  In all cases of transfer by an attorney, the original letter of attorney, duly approved, or an official copy thereof duly certified, shall be deposited and remain with the Corporation.  In case of transfer by executors, administrators, guardians, or other legal representatives, duly authenticated evidence of their authority shall be produced and may be required to be deposited and remain with the Corporation in its discretion.  On any registration or transfer, the Corporation shall deliver a new certificate representing the share of Preferred Stock so transferred to the person entitled thereto.

5.03           Any notice required or permitted to be given to the holders of the Preferred Stock under this Designation shall be deemed to have been duly given if mailed by first class mail, postage prepaid, to such holders at their respective addresses appearing on the stock records maintained by or for the Corporation and shall be deemed to have been given as of the date deposited in the United States mail.

IN WITNESS WHEREOF, the foregoing Designation of Rights, Privileges, and Preferences of Series A Redeemable Preferred Stock of the Corporation has been executed this 7th day of September, 2010.

REVONERGY INC.
Attest:

By:	/s/ Kenneth G.C. Telford	By:	/s/ Ravi K. Daswani
	Kenneth G.C. Telford, Secretary		Ravi K. Daswani, President